EXHIBIT 10.2

PROMISSORY NOTE

DATED: August 31, 2022	AMOUNT: $1,136,000

FOR VALUE RECEIVED the undersigned, 2900 Madison Ave Holdings, LLC, a Michigan limited liability company ("Payor"), promises to pay to the order of NJD Investments, LLC, a Michigan limited liability company ("Payee"), the principal amount of $1,136,000, plus interest on the unpaid principal at the rate of 5% per annum, compounded monthly.

The sum due, principal and interest, shall be payable in installments of $28,666.08 per month, commencing on January 1, 2023, and on the first of each month thereafter until said sum is paid in full. Notwithstanding the above, the entire sum due, principal and interest, shall be paid on or before September 1, 2026.

Payments shall be made to Payee at the following address: 2976 Madison Avenue SE, Grand Rapids, MI , and shall be received on or before the due date. In the event any payment, principal or interest, is not received within ten (10) days of the due date, Payor shall pay to Payee, in addition to the sums due, a late charge of five percent (5%) of the installment amount due.

The entire sum, or any portion thereof, may be prepaid at any time without penalty. All payments under this note shall be credited first to late charges, then interest then due, and the remainder to the unpaid principal. No prepayments shall affect the obligation of the undersigned to continue the regular installments hereinbefore stated, until the entire unpaid principal and accrued interest has been paid in full.

If Payor defaults in the payment of any installment of interest or principal and fails to cure said default within thirty (30) days of the due date, the entire sum of unpaid principal and interest shall become immediately due and payable at the option of the holder of this note. The rate of interest described herein shall increase by 3% for the first four months of default, and shall increase by 7% for any period of default thereafter (or the highest rate allowed by law, whichever is less), irrespective of the election of any other rights or remedies by Payee.

This Promissory Note is secured by a mortgage of even date herewith encumbering certain real property in Kent County, Michigan.

This Promissory Note is referred to in the Asset Purchase Agreement With Real Estate dated as of August ____, 2022 between the Payee, Payor and other parties (the “Purchase Agreement”). Payor shall be entitled, but shall not be obligated, to setoff any claims Payor may have against Payee pursuant to the Purchase Agreement against any obligation of Payor to Payee existing under this Note. This right of setoff includes claims by Payor under the Noncompete Agreements against the signatories thereof (Exhibit E to the Purchase Agreement). Any setoff shall be subject to the provisions of Section 7.4 of the Purchase Agreement.

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Principal and interest shall be due and payable in lawful money of the United States of America. The undersigned waives diligent presentment, protest and demand, notice of protest, dishonor and nonpayment of this note; and expressly agrees that this note, or any payment hereunder, may be by the holder hereof unilaterally extended from time to time. Time is of the essence hereof.

In the event this note is referred to an attorney for collection or suit, or if the services of an attorney are utilized to enforce the terms hereof or any agreement related to this indebtedness, the prevailing party shall be entitled to reasonable attorneys' fees, together with costs.

PAYOR
2900 Madison Ave Holdings, LLC

/s/ James E. Kras
By: James Kras
Its: Manager

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